CRUDE OIL SUPPLY AGREEMENT

THIS AGREEMENT made as of October 15, 2002.

BETWEEN:

BAYTEX ENERGY LTD., a body corporate, having offices in the City of Calgary, in the Province of Alberta ("BEL")

and

FRONTIER OIL AND REFINING COMPANY, a subsidiary of Frontier Refining & Marketing Inc., a body corporate having offices in the City of Denver, in the State of Colorado ("Refiner")

WHEREAS Refiner desires to secure from Producer and Producer is prepared to provide to Refiner a long term, firm crude petroleum supply;

NOW THEREFORE, in consideration of the premises, payments and the mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

                          For the purpose of this Agreement, the terms set forth below shall have the meanings indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined);

(a)	"Affiliate" means, in respect of a Person, any Person that, directly or indirectly, controls, is controlled by or under common control with the first mentioned Person, and for the purposes of this definition, "control" means the possession, directly or indirectly, by a Person or a group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or otherwise;

(b)	"Agreement" shall mean or refer to this Agreement and any agreement, deed, or instrument supplemental or ancillary hereto, and the expressions "Section", "Subsection", "Article", "Exhibit" and "Schedule" followed by a number shall mean and refer to the specified section, subsection or article of or exhibit or schedule to this Agreement;

(c)	"Agreement Liquidated Damages" has the meaning ascribed thereto in Section 15.1(b) herein;

(d)	"Applicable Laws" shall mean all valid laws, orders, directives, rules and regulations of any governmental body, official or court, foreign, or domestic, having jurisdiction over the Parties or any matter relevant to rights and obligations hereunder, including, without limiting the foregoing, all environmental orders and directives;

(e)	"Assurance Party" has the meaning ascribed thereto in Section 13.1 herein;

(f)	"Commencement Date" shall mean January 1, 2003;

(g)	"Daily Quantity" shall mean the amount of Oil scheduled to be delivered each day during the Term of this Agreement, as more particularly outlined in Schedule "A" hereto;

(h)	"Day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at seven o'clock a.m. Mountain Time;

(i)	"Defaulting Party" has the meaning ascribed thereto in Section 14.1 herein;

(j)	"Delivered Product" shall mean, at that particular point in time, the aggregate STB's of Oil actually delivered by Producer to Refiner at the Delivery Point;

(k)	"Delivery Point" shall mean the point on the Platte Pipeline at Guernsey, Wyoming where oil transfers into the Conoco Pipe Line Company facilities;

(l)	"Dollars" (and the symbol "$") shall mean dollars in the lawful currency of the United States of America;

(m)	"Express Pipeline" means the collective facilities of the Express Pipeline, as General Partner of the Express Pipeline Limited Partnership and Express Pipeline LLC extending from the crude pipeline hub at Hardisty, Alberta, and terminating at the Casper, Wyoming facilities of the Platte Pipeline;

(n)	"Express Pipeline System" means the collective facilities of Express Pipeline and Platte Pipeline;

(o)	"Financial Assurances" has the meaning ascribed thereto in Section 13.2 herein;

(p)	"Force Majeure" shall means acts of God, strikes, lockouts, or other industrial disturbances, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints and prohibitions of government (or their respective regulatory bodies), either federal or provincial, inability to obtain necessary materials, supplies (other than Oil) or permits due to existing or future rules, orders, rulings, laws of any applicable governmental authorities, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing of lines of pipe, interruption or curtailment of firm or interruptible transportation services provided by third party transporters, and any other causes whether of the kind herein enumerated or otherwise (but in all events excluding lack of funds), which are not anticipated at the time of execution hereof, which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party could not have prevented or is unable to overcome. By way of illustration, the term Force Majeure shall not include shutdowns due to routine maintenance, repairs, or workovers; restrictions caused by balancing agreements or arrangements; or depletion of reserves. It is also expressly agreed that Refiner's loss of markets shall not constitute an event of Force Majeure. Force Majeure shall also include in respect of the obligation of Producer hereunder any "Force Majeure" which renders Producer unable, wholly or in part, to carry out its obligation hereunder;

(q)	"General Default" has the meaning ascribed thereto in Section 14.1 herein;

(r)	"GST" shall mean the goods and services tax imposed pursuant to the Excise Tax Act (Canada), as amended from time to time, and any similar tax imposed by Canada, or a province or territory of Canada which substantially supersedes or replaces the aforesaid goods and services tax;

(s)	"Guarantee" has the meaning ascribed thereto in Section 13.2 herein;

(t)	"Guarantor" has the meaning ascribed thereto in Section 13.2 herein;

(u)	"Interest Rate" shall mean three percent (3%) above the fluctuating per annum rate of interest set forth in the weekly statistical release designated as H.15(59) published by the Federal Reserve Board opposite the caption "Federal Funds ("Effective")";

(v)	"Month" shall mean a calendar month;

(w)	"Mountain Time" shall mean Mountain Standard Time or Mountain Daylight Time in effect on the date in question;

(x)	"Notice" shall have the meaning ascribed in Section 17.3;

(y)	"Oil" shall mean Lloydminster Blend (LLB) crude oil, whether produced by Producer from its own assets or purchased by Producer to meet its delivery obligations under this Agreement;

(z)	"Parties" shall mean any party to this Agreement and any permitted successor or assignee of such parties, as the case may be;

(aa)	"Performing Party" has the meaning ascribed thereto in Section 14.1 herein;

(bb)	"Person" includes an individual, a partnership (including a limited partnership), a firm, an unincorporated syndicate or organization, any government or governmental authority, a corporation, a company, a trust or a legal representative;

(cc)	"Platte Pipeline" means the pipeline extending from the crude pipeline hub at Casper, Wyoming to refineries and interconnecting pipelines in the Wood River, Illinois area and includes the Delivery Point;

(dd)	"Producer" means with respect to obligations to Refiner under this Agreement, BEL and its Affiliates, jointly and severally;

(ee)	"Psia" shall mean pounds per square inch absolute;

(ff)	"Price" has the meaning described in Schedule "A";

(gg)	"Requesting Party" has the meaning ascribed thereto in Section 13.1 herein;

(hh)	"Scheduled Amount" shall mean subject to the Term Shippers Make Up Rights contained in Transporter's Tariff, the Daily Quantity of Oil which is to be delivered ratably during each month as more particularly set forth and described in Schedule "A" hereto;

(ii)	"STB" shall mean the volume of Oil which occupies one U.S. barrel (42 US gallons) when such Oil is at a pressure of 14.73 Psia and a temperature of 60 degrees Fahrenheit measured and determined by the Transporter in accordance with the then current standard terms and conditions applicable to such Transporter's transportation contracts;

(jj)	"Tariff" shall mean the sum of the Express Pipeline, as General Partner of the Express Pipeline Limited Partnership 15 year Committed Rate for Super-Heavy Petroleum, as determined in accordance with the National Energy Board tariffs filed in Canada for movements in Canada from Hardisty, Alberta through to Express Pipeline LLC at the International Boundary near Wild Horse, Alberta (NEB Tariff No. 21 dated March 28, 2002, subject to future amendments) and for movements in the United States of America, the tariff filed with the Federal Energy Regulatory Commission for Super-Heavy Petroleum movements from Wild Horse, Alberta to Guernsey, Wyoming (F.E.R.C. Tariff No. 27 dated February 28, 2002, subject to future amendments), and the then current "Rules and Regulations" of the Transporter applicable thereto;

(kk)	"Taxes" shall mean all ad valorem, property, occupation, gathering, pipeline regulating, windfall profits, severance, gross production, energy, excise, GST, withholding and other taxes and governmental charges and assessments imposed on Producer or the Oil;

(ll)	"Temporary Transportation Assignments" means the Temporary Transportation Service Agreement Assignments dated concurrently herewith between Refiner and Purchaser whereby Refiner agrees to temporarily assign certain volumes of its shipper's entitlement under the 1995 TSA and 1998 TSA to Producer, which volumes per day and the months are more particularly described in Schedule "B";

(mm)	"Term" shall mean sixty (60) months commencing on and including the Commencement Date to and including December 31, 2007 unless extended by the mutual agreement of the Parties pursuant to Section 12.2;

(nn)	"Transporter" shall mean, subject to Article 10 herein, the Express Pipeline System;

(oo)	"1995 TSA" shall mean the Transportation Service Agreement made as of November 30, 1995, as amended between Refiner and Express Pipeline Partnership;

(pp)	"1998 TSA" shall mean the Transportation Service Agreement made as of April 1, 1998, as amended between Refiner and Express Pipeline Partnership as described and which is the subject of the Temporary Transportation Service Agreement Assignment effective April 1, 1998 between Refiner, as Assignor and Marquest Limited Partnership, as Assignee; and

(qq)	"Unit of Measurement" shall mean STB for Oil.

1.2	Schedules
The following schedules are attached to and form a part of this Agreement: Schedule "A" - Price and Scheduled Amount Schedule "B" - Temporary Transportation Assignments Volumes and Months

                          If any term or terms of the schedules conflict with the terms of the body of this Agreement, the terms of the body of this Agreement shall govern.

ARTICLE 2
SALE OF OIL

2.1	Sale of Oil

                          During the Term of this Agreement, Producer shall sell, transfer and deliver to Refiner on a firm and not interruptible basis and Refiner shall purchase and accept from Producer, on a firm and not interruptible basis, the entire right, title and interest of Producer in and to the Scheduled Amount of Oil, to have and to hold the same, together with all benefits and advantages to be derived therefrom, absolutely.

ARTICLE 3
DELIVERY

3.1	Delivery

                          Subject to all of the terms, conditions and limitations hereinafter set forth, Producer shall deliver or cause to be delivered to Refiner, and Refiner shall receive, or cause to be received, from Producer, all Oil up to but not in excess of the Scheduled Amount of Oil which is delivered to Refiner pursuant to the provisions of this Agreement.

ARTICLE 4
QUANTITY OF OIL

4.1	Quantity

                          During the Term of this Agreement, Producer shall make available and deliver to Refiner, and Refiner shall purchase and receive from Producer, the Scheduled Amount of Oil which is delivered by Producer at the Delivery Point pursuant to the provisions of this Agreement.

4.2	Change in Timing and Quantities

                          If at any time, either Party anticipates that there will be a change in the Scheduled Amount of Oil available at the Delivery Point or a change in the timing of the deliveries of the Scheduled Amount of Oil, such Party shall use all reasonable efforts to provide Notice to the other Party as soon as possible after becoming aware of such anticipated change and the Parties shall use all commercially reasonable efforts to adjust deliveries and receipts of Oil accordingly.

4.3	Producer to Schedule Daily Quantities

                          Producer shall nominate the Scheduled Amount of Oil to the Transporter for delivery to the Transporter's facilities at Hardisty, Alberta for the next succeeding month and will make available, or cause to be made available, the Scheduled Amount of Oil in that next succeeding month.

                          For greater clarity, Producer's obligation is to deliver the Scheduled Amount of Oil to the Transporter at Hardisty, Alberta and to effect the transportation of those volumes on the Express Pipeline System for delivery to the Refiner at the Delivery Point. Producer and Refiner acknowledge that due to the transit time and batch scheduling system of the Transporter, the actual volumes of Oil delivered to the Refiner at the Delivery Point may not equal the Scheduled Amount. If, during any month within the Term of this Agreement, Producer fails to schedule with the Transporter or schedules less than 100% of the Daily Quantity (the "Shortfall Volume"), then Producer shall indemnify Refiner for the cost of alternate Oil actually purchased by Refiner from another seller to make up the Shortfall Volume. Refiner will use commercially reasonable efforts to obtain the lowest cost alternate Oil available. To the extent the total cost of such alternative Oil exceeds the cost of Oil that would otherwise have been supplied by Producer under the terms of this Agreement, Refiner may deduct such amounts from any amounts which are or become owing by Refiner to Producer hereunder.

4.4	Operational Tolerance

                          It is the intent of the Parties hereto that the Scheduled Amount of Oil delivered by Producer to the Transporter's facilities at Hardisty, Alberta equal the quantity of Oil delivered at the Delivery Point. However, Refiner and Producer recognize the inherent inaccuracies in the measurement and allocation of Oil due to the inability to maintain precise control. Such inaccuracies may at times occur through no fault of Refiner or Producer, such as in the case of allocations after actual deliveries which are the result of measurement inaccuracies, or unpreventable variations in rates of flow at the Delivery Point, and may result in failure to deliver or receive the Scheduled Amount (such inaccuracies are hereinafter called "Measurement and Allocation Inaccuracies"). To the extent the actual amount of Oil delivered may vary from the Scheduled Amount due to Measurement and Allocation Inaccuracies (which for greater certainty, does not include a failure by Producer of its covenant to schedule described in Section 4.3 above) the Parties agree that Refiner's obligation to purchase and receive and Producer's obligation to sell and deliver shall be deemed to be fulfilled to the extent that such deliveries and receipts are within the normal operational tolerances of the Transporter for the applicable period.

ARTICLE 5
DELIVERY POINT AND LIABILITY

5.1	Delivery Point

                          The Scheduled Amount of Oil to be delivered by Producer to Refiner hereunder shall be delivered in accordance with Article 4 at the Delivery Point.

5.2	Title Transfer

                          As between the Parties, prior to the time that any Oil is delivered to Refiner hereunder at the Delivery Point, Producer shall be in exclusive control and possession of such Oil and shall be responsible for any damage or injury caused thereby prior to the time same shall have been delivered to Refiner. After delivery of Oil to Refiner at the Delivery Point, Refiner shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby. Title to the Oil delivered hereunder shall pass at the Delivery Point.

5.3	Indemnity

                          Producer and Refiner each assume full responsibility and liability for and shall indemnify and hold harmless the other Party from all liability and expense on account of any and all damages, claims, or actions, including injury to and death of persons, arising from any act, omission or accident occurring when title to the Oil is vested in the indemnifying Party.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1	Producer's Representation

                          Producer represents and warrants to Refiner that it has good and valid title to, or, in the alternative, that it has the right to sell and deliver, all Oil delivered hereunder at the Delivery Point; all Oil delivered by Producer will be free and clear of all adverse claims, interests and encumbrances of every nature and kind whatsoever, except any created by, through or under Refiner, and Producer will indemnify and save Refiner harmless from any and all such adverse claims, interests, and encumbrances.

6.2	Refiner's Representations

                          Refiner represents and warrants to Producer that:

(a)	both the 1995 TSA and the 1998 TSA (collectively, the "Transportation Agreements") are valid and subsisting agreements as between Refiner and Transporter;

(b)	Refiner is not in default of any of its obligations as contained in the Transportation Agreements;

(c)	Refiner is entitled to all of the capacity under the Transportation Agreements;

(d)	at the time Refiner shall have executed the Temporary Transportation Assignments, Refiner will not have encumbered or otherwise assigned any of the capacity that is stipulated in Schedule "B" to any other party; and

(e)	Refiner's assignment of the Transportation Agreements to Producer shall be free and clear of all adverse claims, interests and encumbrances of every nature and kind whatsoever, except any such encumbrances created by, through or under Producer and that Refiner shall indemnify and save Producer harmless from any and all such adverse claims, interests, and encumbrances.

6.3	Mutual Representations

                          Refiner and Producer represent and warrant to one another that:

(a)	Authority. It has full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)	No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder is not and will not be in violation or breach of, or in conflict with: (1) any term or provision of its constating or other governing documents; (2) any agreement, instrument, permit or authority to which it is a Party or by which it is bound; and (3) any laws, rules, orders, regulations or other legal obligations or any judicial order, award, judgment or decree applicable to it or any of its assets;

(c)	Enforceable. This Agreement has been validly executed and delivered by it and this Agreement constitutes valid and binding obligations enforceable against it in accordance with the provisions hereof;

(d)	Full Disclosure. There are no facts which it has not disclosed to the other Party which could adversely affect or, so far as it can reasonably foresee, will adversely affect its obligations under this Agreement;

(e)	Notice of Claims. It shall give the other Party prompt written notice of the occurrence of any litigation, proceeding or dispute affecting or which could adversely affect it's ability to perform its obligations under this Agreement and to provide, upon request, all information requested by the other Party concerning the status of any such litigation, proceeding or dispute; and

(f)	Approval. It will secure and maintain all necessary approvals, if any required under Applicable Laws from governmental and regulatory authorities to permit the delivery and acceptance of Oil under this Agreement.

ARTICLE 7
MEASUREMENT, QUALITY AND PROCESSING

7.1	Oil Measurement

                          Producer and Refiner acknowledge that the volume of Oil purchased and sold hereunder will be measured by the Transporter at the Delivery Point as may be evidenced by records maintained by the Transporter in accordance with generally accepted industry practices in effect at the time of delivery, and Producer and Refiner agree to accept those measurements as correct. If required, such measurements shall be adjusted to the Unit of Measurement using a conversion rate of 6.2898108 STB per one cubic meter of petroleum.

7.2	Oil Quality Requirements

                          All Oil delivered, or caused to be delivered, by Producer to Transporter shall satisfy the quality requirements and specifications as set forth by the Transporter for acceptance and transportation of Oil. Producer and Refiner acknowledge that the quality of Oil delivered by Transporter to Refiner at the Delivery Point may differ from this quality due to Transporter's operations. The quality of Oil in effect on the Commencement Date will be determined by random sampling two batches each month of Oil delivered at the Delivery Point commencing January, 2003 to and including June, 2003. The sampling will be conducted by a qualified independent third party who will issue a report on the quality of Oil in effect on the Commencement Date. The report of such independent party will be dated, initialed by both Parties and thereafter form a part of the Agreement. If either Party determines that the quality of Oil has materially changed from the quality of Oil in effect on the Commencement Date, the Party determining such a material difference in the quality of Oil shall provide Notice to the other Party of such determination. As soon as practicably possible following issuance of a Notice in this respect, the Parties shall meet with the objective of working in good faith to determine whether a price modification is warranted and if so, work in good faith to reach an acceptable price re-determination for the Oil. In the event the Parties are unable, after working in good faith, to reach an acceptable price re-determination, either Party may give Notice to the other Party of its intention to have the price of Oil prospectively re-determined effective the month succeeding the date of such Notice pursuant to arbitration under the provisions of Section 9.2 of this Agreement.

ARTICLE 8
PRICE

8.1	Price

                          The price for Oil purchased from Producer hereunder by Refiner is the price expressed in dollars of the United States of America, as more particularly set out in Schedule "A" hereto.

8.2	Third Party Costs

                          Producer shall be responsible for the payment of all third party fees and charges, (including royalties and operating expenses), if any, necessary for the gathering, transportation and delivery of the Oil to the Delivery Point and all Taxes, charges or assessments on such Oil at or upstream of the Delivery Point, including but not limited to all Taxes by any federal or provincial or governmental agency on the Oil sold pursuant to this Agreement for which the importer of record is responsible. In the event Refiner is required to remit such Taxes, the amount thereof shall be deducted from any sums thereafter becoming due and owing to Producer. Nothing herein shall be construed as applying to any Tax or transportation charges or fees imposed on Refiner after title and possession of the Oil have passed to Refiner. Notwithstanding the foregoing, Refiner shall be and remain liable to pay for any and all fees or Taxes related to the "Superfund", U.S. Customs fees imposed on importers of Oil into the United States of America, and any line loss allowances charged by the Transporter to shippers.

ARTICLE 9
BILLING AND PAYMENT

9.1	Refiner's Statements and Payments

                          Each month, Refiner shall purchase and pay for all Oil delivered by Producer to and accepted by Refiner at the Delivery Point during the preceding month. As soon as practicable after receipt of Transporter's shippers balances, Producer will provide to Refiner a statement for all Oil delivered to and received at the Delivery Point for Refiner's account during the preceding month which Producer will then use to generate its invoice to Refiner for Oil delivered during the preceding month. By not later than the 20th Day of such month (unless such Day falls on a day which is not a business day, then the next succeeding business day), Refiner shall pay Producer, by wire transfer to the account specified in Section 17.1, the total amount specified in Producer's invoice. If Refiner fails to make payment for all or any portion of any amount stipulated in any invoice from Producer by the specified date, interest shall accrue thereon at the Interest Rate plus 1% from the date payment was due until paid in full. Failure of Refiner to make any payment shall entitle Producer, in addition to any other remedies available to Producer at law or in equity, to suspend further deliveries.

9.2	Alternate Price

                          If the Price specified in Schedule "A" is not determinable pursuant to the terms of Schedule "A" or becomes too uncertain to be enforceable, and if the Parties are unable to agree upon a new Price, then this Agreement shall remain binding, effective and enforceable and either Party may refer the matter to arbitration under the Arbitration Act (Alberta). The arbitrator or majority of arbitrators, as applicable, shall establish a new Price to be used for the purposes of this Agreement, such new Price to reflect the original intentions of the Parties as evidenced by the original Price selected for and specified in Schedule "A". Any new Price shall be effective and applied retroactively to the time the original Price became undeterminable or too uncertain to be enforceable. Until the new Price is agreed upon or determined by arbitration, the Parties shall use the average of the last determinable Price and the opening new Price (whether established by agreement or arbitration).

9.3	Adjustments & Audit

                          Upon reasonable notice to the other Party, either Party (or a third party representative of such Party, as the case may be), shall have the right, at the requesting Party's sole expense and during normal working hours, to examine the records of the other Party as may be necessary to verify the accuracy of any statement, charge, notice or computation made pursuant to the provisions of this Agreement. Should such examination reveal any inaccuracy, the necessary adjustments will be promptly made; provided, that no adjustment for any statement or payment will be made after the lapse of two (2) years after the date of the initial statement.

ARTICLE 10
TRANSPORTATION, PENALTIES AND CURTAILMENTS

10.1	Transportation

                          It is understood that the Oil purchased and sold hereunder will be transported by third party transporters and subject to Sections 10.3 and 10.4, Producer will be responsible for arranging for transportation of Oil to the Delivery Point and payment of all costs and charges invoiced or otherwise charged by the Transporter.

10.2	Notification of Penalty and Curtailments

                          Both Parties shall immediately notify the other Party of any notice received from Transporter or any other third party transporter that indicates an imbalance in deliveries exists or is occurring which may give rise to a penalty or curtailment. Each Party shall promptly co-operate to adjust the Oil deliveries as necessary to bring deliveries and receipts into balance so that penalties or curtailments are avoided or minimized as much as possible.

10.3	Producer's Responsibility for Assigned Transportation

                          This Agreement is associated with the Temporary Transportation Assignments dated October 15, 2002 for temporary assignment of Transporter's line space outlined in Schedule "B" from Refiner to Producer during the Term and upon the expiry of the Term, Refiner will accept a reassignment of the space in effect on the last day of the Term from Producer. In the event the Parties agree pursuant to Section 12.2 to extend the Term, Refiner will concurrently extend the Temporary Transportation Assignments for a further five (5) year period for the volumes specified in Schedule "B".

10.4	TSA Assignments

                          On or before December 1, 2002 or such other date as may be mutually be agreed between the Parties:

(a)	the Parties shall have executed the Temporary Transportation Assignments in a form acceptable to both Parties; and

(b)	Refiner shall have obtained the written consent of the Transporter to the assignments contemplated under such Temporary Transportation Agreements.

10.5	Producer's Responsibility for Additional Transportation

                          The Producer shall enter into a contract or make appropriate arrangements for additional transportation space on the Express Pipeline System to transport the following additional volumes specified during the months specified below:

Months	Volumes (STB)
October 2003 to March 2004 inclusive	1400 per day
April 2006 to December 2007 inclusive	6200 per day

Such additional space to be charged to Refiner at the Tariff from Hardisty, Alberta to the Delivery Point, regardless of the actual transportation costs incurred by Producer for such additional transportation.

ARTICLE 11
FORCE MAJEURE

11.1	Force Majeure

                          Except with regard to either Party's obligation to make payments due under this Agreement, in the event of either Party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, on such Party giving notice and full particulars of such Force Majeure in writing or by telecopy to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

ARTICLE 12
TERM

12.1	Term

                          Subject to Section 12.2, this Agreement shall remain in full force and effect until December 31, 2007, provided, however, that the termination of this Agreement shall not relieve any Party hereto of any obligation or liability incurred prior to such termination hereof. In addition, the obligations contained at Section 18.10 of this Agreement shall survive any termination of this Agreement.

12.2	Extension of Term

                          On or prior to July 1, 2007 the Parties will consult one another as to whether the Term of this Agreement should be extended for a further period and if mutually acceptable, evidence such extension by agreement in writing, executed by both Parties. If extended, the Parties shall also extend the Temporary Transportation Assignments as described in Section 10.3.

ARTICLE 13
FINANCIAL ASSURANCES

13.1	Financial Information

                          The Parties covenant that each of them and their respective Affiliates, on a combined basis, currently have a senior subordinated debt or equivalent credit rating equal to or greater than Standard and Poors CCC rating. If a Party (the "Requesting Party") at any time during the Term of this Agreement reasonably concludes that the creditworthiness of the other Party and its Affiliates, on a combined basis, has deteriorated below this standard, the Requesting Party may request and the other Party (the "Assurance Party") must assist in the Requesting Party's reasonable financial review, including delivery, as promptly as possible of an annual report which contains the financial statements for the last completed fiscal year of the Assurance Party and its Affiliates, as certified by independent chartered accountants and prepared under the Assurance Party's generally accepted accounting principals, plus the most recent unaudited quarterly financial statement in effect as of the date of the request, plus any other reasonable documentation as might be requested.

13.2	Additional Credit Support

                          Where the creditworthiness of the Assurance Party and its Affiliates, on a combined basis, has deteriorated below the required credit rating specified in Section 13.1, as a precondition to the obligation of the Requesting Party to commence or continue any performance of the transaction contemplated under this Agreement (including without limitation, an assignment by either Party of this Agreement or any of its rights hereunder to a Person or upon any change in control of such Party), the Requesting Party may demand that the Assurance Party provide additional credit support which credit support shall be limited to the value of a maximum of two months of the Scheduled Amount of Oil based on the previous three (3) months average prices of Oil. Such additional credit support may include, at the Requesting Party's option, additional collateral, a letter of credit, or a form of financial assurances (the "Financial Assurances"), such additional credit support to be supplied within 5 Days immediately following the date of such demand. If a written guarantee (the "Guarantee") of performance by a third party guarantor (the "Guarantor") is the part of the additional credit support to be implemented, then the Guarantor also must satisfy the Requesting Party's reasonable financial review, including prompt delivery of the Guarantor's financial statements or other reasonable documentation as might be requested. The form of Guarantee must be signed and delivered prior to the date specified by the Requesting Party. The Parties acknowledge that additional credit support also may be required of an assignor under Section 18.9 below. In the event the Assurance Party either fails to provide the additional credit support requested by the Requesting Party, or is unable to provide such additional credit support, the Requesting Party may, but shall not be obliged, to elect to immediately terminate and liquidate all transactions under this Agreement by delivering a notice to that effect to the Assurance Party.

ARTICLE 14
GENERAL DEFAULT EVENTS

14.1	General Default Events

                          Each of the following events is a "General Default" for purposes of this Agreement, and the particular Party that is subject to the particular event is the "Defaulting Party". The occurrence of a General Default entitles the other Party (the "Performing Party") to the rights and remedies set forth in Section 15 herein:

(a)	Uncured Default. The Defaulting Party has defaulted under or breached any material provision or obligation relating to such Party under this Agreement, and does not cure the default or breach within seven (7) days' receipt of a written Notice from the Performing Party;

(b)	Extended Scheduling Failure. Extended Scheduling Failure. Producer has failed for three (3) consecutive months to fulfill its scheduling obligations under Section 4.3 herein; and

(c)	Insolvency. The Defaulting Party or its Guarantor becomes bankrupt or insolvent, commences or suffers any act of bankruptcy or insolvency, is placed in receivership, seeks debtor relief protection or has creditor protection proceedings commenced against it, under Applicable Laws, permits any judgment to be registered against its interests or defaults under the payment or other fundamental obligation or condition of any loan or security arrangement to borrow money (the "Insolvent Party") and, without restricting the generality of the foregoing, a Party shall be deemed insolvent for the purposes of the Agreement if it is unable to pay its debts as they fall due in the usual course of business, or if it does not have sufficient assets to satisfy its cumulative liabilities in full.

ARTICLE 15
GENERAL DEFAULT REMEDIES

15.1	General Default Remedies
(a)	Suspension. Within seven (7) days of the day the Defaulting Party has received a Notice of default (or is deemed to have received such Notice) and after the end of any cure period specified in this Agreement, if the General Default remains outstanding, then the Performing Party may suspend performance of all its obligations hereunder, or alternatively, terminate and liquidate all transactions contemplated herein. The Performing Party must first give an additional two (2) Days' Notice to the Defaulting Party specifying either that the Performing Party will suspend performance of its obligations hereunder, or alternatively, that the Performing Party will terminate and liquidate all transactions contemplated herein, unless prior to the expiry of the aforesaid 2 Day notice period, the Defaulting Party provides a form of Financial Assurances acceptable to the Performing Party. The Financial Assurances may be in addition to any form of the Financial Assurances in place at the time of the notice. Notwithstanding the foregoing, if the Performing Party becomes aware that any event of the nature described in Section 14.1(c) is involved, it may immediately terminate and liquidate all existing transactions under this Agreement by delivering a Notice to that effect to the Defaulting Party.

(b)	Liquidated Damages. If the Performing Party proceeds to terminate and liquidate as set out in Subsection 15.1(a), the Defaulting Party shall pay an indemnity amount to the Performing Party, calculated as liquidated damages (the "Agreement Liquidated Damages"). That amount shall be equal to the cumulative present value of the economic loss of all transactions hereunder existing at the time of the termination Notice, which shall be the agreed to 'deemed economic loss' suffered by the Performing Party due to early termination.

More specifically, the Agreement Liquidated Damages shall be the economic loss, if any, which results from calculating the difference between:

(i)	the total amount the Performing Party would pay or receive from, as the case may be, a third party in an arm's length transaction for the supply or sale, as the case may be, of Oil under a transaction to replace the transaction contemplated herein, on terms substantially the same as the transaction contemplated herein, and calculated for a period of time equal to the remaining period of the Term of this Agreement (or renewal term, if applicable), commencing on the early termination date; MINUS

(ii)	the total amount the Performing Party would have paid to, or received from, as the case may be, the Defaulting Party for the supply or sale, as the case may be, of Oil hereunder if this Agreement had not been terminated and calculated for a period of time equal to the remaining period of the Term of this Agreement (or renewal term, if applicable) commencing on the early termination date, provided that if the Defaulting Party incurs a gain as calculated in (i) and (ii) above, the Agreement Liquidated Damages shall be deemed to be zero ($0.00).

The Performing Party shall calculate a replacement transaction price based on the settlement prices of NYMEX oil futures contracts, or bona fide prices quoted by at least three (3) leading bona fide dealers in the energy swap markets.

(c)	Time for Payment. The Agreement Liquidated Damages must be paid by the Defaulting Party no later than two (2) Business Days after an invoice for such damages is received from the Performing Party.

(d)	Remedy Not Exclusive. The right of a Performing Party to be paid Agreement Liquidated Damages is in addition to any other damages or remedies hereunder, at law or in equity, to which the Performing Party may be entitled in respect of a General Default, provided that Defaulting Party will not be liable for two sets of damages or remedies arising from the same General Default.

ARTICLE 16
GOVERNING LAW/COMPLIANCE WITH LAW

16.1	Governing Law

                          This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, without regard to the conflicts of laws provisions thereof except where it may be mandatory to apply the laws of another jurisdiction.

16.2	Regulations

                          If at any time any governmental authority having jurisdiction over this Agreement or the sale and purchase of Oil hereunder shall take action as to Refiner, Producer or any Transporter whereby the sale, transportation, other handling (including without limitation compression or treating), delivery and receipt of Oil as contemplated hereunder shall be proscribed or subjected to terms, conditions, regulations, restraints, or price or rate controls that in the affected Party's sole judgment impose an undue burden on that Party, upon Notice to the other Party, the Parties shall endeavor to negotiate mutually acceptable revisions to this Agreement which without impairing the economic benefits of this Agreement to either Party will put the affected Party, in its sole opinion, in substantially the same position in which it would have been in the absence of such undue burden.

16.3	Regulatory Filings

                          The Parties shall in a timely fashion, make all regulatory filings, if any, that may be needed to effectuate the transactions contemplated by this Agreement.

ARTICLE 17
ADDRESSES

17.1	Producer's Address

                          Unless Refiner is otherwise notified in writing by Producer, the address Producer shall be and remain as follows:

BAYTEX ENERGY LTD.
2200, 205 - 5th Avenue S.W.
Calgary, Alberta
T2P 2V7

Attention:       President and Chief Executive Officer
Fax:               (403) 205-3845

Wiring Instructions:
Royal Bank of Canada
Main Branch
P.O. Box 2534
Calgary, Alberta
Bank No.:           00003
Transit No.:         00009
Account:             400-9-254
Account Name:   Baytex Energy Ltd.
Contact: Controller, Baytex

17.2	Refiner's Address

                          Unless Producer is otherwise notified in writing by Refiner, the address of Refiner shall be and remain as follows:

FRONTIER OIL AND REFINING COMPANY
c/o Frontier Refining & Marketing Inc.
4610 S. Ulster Street
Suite 200
Denver, CO  U.S.A.
80237-2633

Attention:          Jon D. Galvin, Vice-President, Crude Oil Supply

Fax:                  (303) 714-0163

With a copy to:
FRONTIER OIL CORPORATION
Suite 600, 10000 Memorial Drive
Houston, Texas U.S.A.
77024-3411

Attention:           J. Currie Bechtol, Vice-President - General Counsel and Secretary

Fax:                   (713) 688-0616
Wiring Instructions:
Union Bank of California, N.A.
445 South Figueroa Street
Los Angeles, California, U.S.A.
90071
Transit No.:        122 000 496
Account:             0880 412 175
Account Name:   Frontier Oil and Refining Company
Contact:              Mary Carpenter
Fax: 303-714-0163

17.3	Notices

                          All notices (a "Notice") required under this Agreement shall be in writing and be delivered as follows:

(a)	by personal service at the address set out above, deemed received when served; or

(b)	by confirmed fax to the fax number set out above, deemed received when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mail first class registered post, postage prepaid to the address set out above, deemed received on the seventh (7th) business Day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party in accordance with the provisions hereof.

ARTICLE 18
MISCELLANEOUS

18.1	Recourse

                          Each Party acknowledges that it is fully liable for all of its obligations under this Agreement which are in no way restricted or limited in recourse.

18.2	No Waiver

                          No waiver by either Party hereto of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

18.3	Counterpart Execution

                          This Agreement may be signed in original or facsimile counterparts, each of which shall constitute an original and together which shall constitute one and the same Agreement.

18.4	Entire Agreement

                          This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof, and no waiver, representation or agreement, verbal or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced to writing and executed by the authorized representatives of the Parties.

18.5	Severability

                          Except as otherwise stated herein, any Article or Section declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

18.6	Titles

                          The titles of the Articles and Sections hereof are intended for descriptive purposes only, and are not intended to be utilized in the construction of the provisions hereof.

18.7	Preparation

                          This Agreement shall not be interpreted against one Party or the other as a result of the preparation or submittal of this Agreement by one Party to the other or for any other reason, and the Parties accordingly agree that this Agreement has been prepared jointly by the Parties. Nothing in this Agreement or the relationship of the Parties shall impose any agency, trust, fiduciary, partnership or other similar duties or obligations on Refiner.

18.8	Successors and Assigns - General

                          This Agreement shall be binding on the Parties and any of their respective successors and permitted assigns. Neither Party shall assign this Agreement or its rights hereunder without first having obtained the written approval of the other Party. Any Party's transfer or assignment in violation of this Section 18.8 shall be void as to the other Party.

18.9	Assignment

                          In addition to compliance with the provisions of Section 18.8 above, each Party acknowledges that in the event the other Party wishes to assign this Agreement or any of the rights hereunder to a Person or upon a change in control of a Party (whether by way of purchase, merger, consolidation, or the transfer of all or substantially all of such Party's assets or the economic benefits derived therefrom), the other Party may request additional credit support in accordance with Article 13, unless the assigning Party can demonstrate to the requesting Party's reasonable satisfaction that the intended assignee or successor Party has the credit rating described in Section 13.1. In any event, neither Producer nor Refiner will be released from any of its obligations under this Agreement without a specific written agreement with the other Party.

18.10	Confidentiality

                          No public announcement concerning this Agreement or anything arising out of this Agreement shall be made by either Party without the prior written consent of the other Party, except as may be required by law or by the policies or regulations of applicable securities commissions and in such a case, the other Party shall be consulted as to the acceptable form and content of such disclosure. Further, neither Party shall disclose the existence, form or content of this Agreement without first having received the other Party's prior written approval. Nothing in this Section 18.10 shall inhibit or deter either Party from disclosing this Agreement or other information related to this Agreement to its advisors and representatives, provided that any breach of the provisions of this Section 18.10 by any such advisors or representatives shall be treated as a breach by that Party.

18.11	International Conventions Excluded

                          The Parties agree that the provisions of the United Nations Convention on contracts or the International Sale of Goods (the "Vienna Sales Convention") are hereby expressly excluded from the terms and conditions of this Agreement.

                          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in multiple originals the 15th day of October, 2002.

BAYTEX ENERGY LTD.
By:	/s/ Dale O. Shwed ——————————————————
Name:	Mr. Dale O. Shwed
Title:	President and Chief Executive Officer
By:	/s/ Raymond T. Chan ——————————————————
Name:	Mr. Raymond T. Chan
Title:	Senior Vice-President and Chief Financial Officer

FRONTIER OIL AND REFINING COMPANY, a subsidiary of FRONTIER REFINING & MARKETING INC.
By:	/s/ James R. Gibbs ——————————————————
Name:	Mr. James R. Gibbs
Title:	President

Schedule "A" to a Crude Oil Supply Agreement
dated October 15, 2002 between
Baytex Energy Ltd. and Frontier Oil and Refining Company

Price:	Refiner will pay Producer a price per STB of Oil delivered at the Delivery Point equal to 71% of the simple average of the near month settlement prices of the Nymex Light Sweet crude oil contract during the calendar month of delivery, plus the cost of transportation based on the Tariff from Hardisty, Alberta to the Delivery Point, less $0.25 US per STB

Scheduled Amount:
	Months	Daily Quantity (STB)
	February 2003 - March 2003	11,000 per day
	April 2003	13,000 per day
	May 2003 - September 2003	15,000 per day
	October 2003 - December 2007	20,000 per day

Schedule "B" to a Crude Oil Supply Agreement
dated October 15, 2002 between
Baytex Energy Ltd. and Frontier Oil and Refining Company

                          Concurrently with the execution of this Agreement, Refiner and Producer have executed the Temporary Transportation Assignments providing for the temporary assignment of Refiner's service entitlement as shipper under the 1995 TSA and 1998 TSA of the specified volumes during specified months of the Term of this Agreement as follows:

Months ——————————————————————————	Volumes (STB) —————————
January 2003	9,000 per day
February 2003 - March 2003 inclusive	11,000 per day
April 2003	13,000 per day
May 2003 - September 2003 inclusive	15,000 per day
October 2003 - March 2004 inclusive	18,600 per day
April 2004 - March 2006 inclusive	20,000 per day
April 2006 - December 2007 inclusive	13,800 per day
January 2008 - December 31, 2012	13,800* per day

*if the Parties extend the Term pursuant to Section 12.2 of this Agreement